CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Municipal Securities Trust of our reports dated July 11, 2025, relating to the financial statements and financial highlights of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in John Hancock Municipal Securities Trust’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Its Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 25, 2025

Appendix A

Fund	Opinion Date
John Hancock High Yield Municipal Bond Fund	July 11, 2025
John Hancock Municipal Opportunities Fund	July 11, 2025
John Hancock Short Duration Municipal Opportunities Fund	July 11, 2025

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